Exhibit 10.68

GUESS?, INC.

WRITTEN DESCRIPTION OF PERFORMANCE-BASED BONUS CRITERIA
FOR PAUL MARCIANO

On September 27, 2005, the following cash bonus awards were authorized by the Compensation Committee of the Board of Directors of Guess?, Inc. (the “Company”) to be paid to Paul Marciano, Co-Chairman of the Board and Co-Chief Executive Officer of the Company, under the Company’s 2004 Equity Incentive Plan (the “Incentive Plan”) if the specified levels of earnings from operations for the Company’s licensing segment with respect to the fourth quarter of 2005 and the 2006, 2007 and 2008 calendar years are achieved:

Performance Period	Incentive Compensation Award
Fourth Quarter 2005	$3.0 million (payable only upon certification of achievement of performance standard for fourth quarter 2005)

2006 Calendar Year	$1.3 million (payable only upon certification of achievement of performance standard for 2006 calendar year)

2007 Calendar Year	$1.5 million (payable only upon certification of achievement of performance standard for 2007 calendar year)

2008 Calendar Year

$3.5 million (payable only upon certification of (i) achievement of performance standard for 2008 calendar year and (ii) receipt by the Company of the $35.0 million payment due in January 2012 pursuant to the license agreement with the Company’s watch licensee)

All such potential awards are intended to qualify as performance-based compensation within the meaning of Internal Revenue Code Section 162(m).  Such potential awards are in addition to any other performance-based awards for which Paul Marciano is eligible under the Incentive Plan, the Company’s Annual Incentive Bonus Plan or otherwise.